EXHIBIT 12

STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS (UNAUDITED)

	Year Ended December 31,
	2008	2009	2010	2011	2012
	(dollars in thousands)
Earnings:
Pretax income from continuing operations before adjustment for income or loss from equity investees(1)	$94,414	$107,936	$36,500	$112,610	$185,653
Fixed charges	115,454	110,096	140,825	296,632	365,465
Capitalized interest	(25,029)	(41,170)	(20,792)	(13,164)	(9,777)
Amortized premiums, discounts and capitalized expenses related to indebtedness	11,231	11,898	13,945	13,905	11,395
Noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	(126)	342	(357)	4,894	2,415
Earnings	$195,944	$189,102	$170,121	$414,877	$555,151

Fixed charges:
Interest expense(1)	$101,656	$80,824	$133,978	$297,373	$367,083
Capitalized interest	25,029	41,170	20,792	13,164	9,777
Amortized premiums, discounts and capitalized expenses related to indebtedness	(11,231)	(11,898)	(13,945)	(13,905)	(11,395)
Fixed charges	$115,454	$110,096	$140,825	$296,632	$365,465

Consolidated ratio of earnings to fixed charges	1.70	1.72	1.21	1.40	1.52

Earnings:
Pretax income from continuing operations before adjustment for income or loss from equity investees(1)	$94,414	$107,936	$36,500	$112,610	$185,653
Fixed charges	115,454	110,096	140,825	296,632	365,465
Capitalized interest	(25,029)	(41,170)	(20,792)	(13,164)	(9,777)
Amortized premiums, discounts and capitalized expenses related to indebtedness	11,231	11,898	13,945	13,905	11,395
Noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	(126)	342	(357)	4,894	2,415
Earnings	$195,944	$189,102	$170,121	$414,877	$555,151

Fixed charges:
Interest expense(1)	$101,656	$80,824	$133,978	$297,373	$367,083
Capitalized interest	25,029	41,170	20,792	13,164	9,777
Amortized premiums, discounts and capitalized expenses related to indebtedness	(11,231)	(11,898)	(13,945)	(13,905)	(11,395)
Fixed charges	115,454	110,096	140,825	296,632	365,465
Preferred stock dividends	23,201	22,079	21,645	60,502	69,129
Combined fixed charges and preferred stock dividends	$138,655	$132,175	$162,470	$357,134	$434,594

Consolidated ratio of earnings to combined fixed charges and preferred stock dividends	1.41	1.43	1.05	1.16	1.28

(1) We have reclassified the income and expenses attributable to the properties sold prior to or held for sale at December 31, 2012 to discontinued operations.